EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
12/08/08	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S DELIVERS ANOTHER MONTH OF STRONG GLOBAL

COMPARABLE SALES – NOVEMBER UP 7.7%

McDonald’s November comparable sales increases by segment were as follows:

•	U.S. up 4.5%

•	Europe up 7.8%

•	Asia/Pacific, Middle East and Africa up 13.2%

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales increased 7.7% in November.  Systemwide sales for McDonald’s worldwide restaurants were up 1.9% for the month, or 9.6% in constant currencies.
“McDonald’s continued strong performance reflects the benefits of our multidimensional approach,” said McDonald’s Chief Executive Officer, Jim Skinner.  “Convenient locations, extended hours and quality food at an outstanding value are all reasons why people are choosing McDonald’s.”
U.S. comparable sales increased 4.5% in November due to the strength of McDonald’s market-leading breakfast business, the popularity of the chicken line-up as well as everyday value throughout the menu.
In Europe, November comparable sales rose 7.8% led by France, the U.K. and Russia.  Locally relevant premium products and compelling value fueled the segment’s results.
November comparable sales increased 13.2% in Asia/Pacific, Middle East and Africa due to strong sales growth in Japan, Australia and most other countries.  Extended hours, breakfast and menu variety continue to deliver results.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended November 30,	2008	2007	Reported	Currency
McDonald's Corporation	7.7	8.2	1.9	9.6
Major Segments:
U.S.	4.5	4.4	5.5	5.5
Europe	7.8	10.8	(7.2)	9.9
APMEA*	13.2	12.0	13.4	17.1

Year-To-Date November 30,
McDonald's Corporation	7.1	7.0	12.2	8.6
Major Segments:
U.S.	3.9	4.9	4.8	4.8
Europe	8.8	7.6	17.1	10.6
APMEA*	9.3	10.4	19.9	12.2
* Asia/Pacific, Middle East and Africa

 Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, including those operated by the Company, franchisees and affiliates.  Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales.  In November 2008, this calendar shift/trading day adjustment consisted of one less Thursday and Friday, and one more Saturday and Sunday compared with November 2007.  The resulting adjustment varied by area of the world, ranging from approximately 0.0% to +2.8%.

Upcoming Communications
McDonald’s tentatively plans to release fourth quarter results before the market opens on January 26, 2009 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter on www.investor.mcdonalds.com.

McDonald's is the leading global foodservice retailer with more than 31,000 local restaurants in more than 100 countries. More than 75% of McDonald's restaurants worldwide are owned and operated by franchisees and affiliates.  Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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